Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the eLong, Inc. 2009 Share and Annual Incentive Plan of our reports dated May 11, 2010, with respect to the consolidated financial statements of eLong, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of eLong, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China
May 11, 2010